Exhibit (2)C







                           AGREEMENT AND PLAN OF MERGER

                                     BETWEEN


                            BEDFORD BANCSHARES, INC.

                                       AND

                                FNB CORPORATION


                          ____________________________

                                March 20, 2003

                                TABLE OF CONTENTS

                                                                       Page
                                    ARTICLE 1
                         The Merger and Related Matters


1.1       Definitions                                                    2
1.2       The Merger                                                     2
1.3       Name and Continuing Operations                                 2
1.4       Management of FNB and Bedford Federal                          2
1.5       The Closing and Effective Date                                 3


                                    ARTICLE 2
                        Basis and Manner of Conversion

2.1       Conversion of BBI Stock                                        3
2.2       Allocation                                                     4
2.3       Election                                                       4
2.4       Allocation of Cash Election Shares                             5
2.5       Allocation of Stock Election Shares                            5
2.6       No Allocation                                                  6
2.7       Computations                                                   6
2.8       Cancellation of Shares                                         6


                                    ARTICLE 3
                               Manner of Exchange

3.1       Exchange Procedures                                            6
3.2       Distributions with Respect to Unexchanged Shares               8
3.3       No Fractional Securities                                       8
3.4       Certain Adjustments                                            8
3.5       Rights of Dissenting Shareholders                              8


                                    ARTICLE 4
                          Representations and Warranties

4.1       Representations and Warranties of BBI                          8
         (a)    Organization, Standing and Power                         8
         (b)    Authority                                                9
         (c)    Capital Structure                                        9

         (d)    Ownership Capital Structure and
                 Organization of Bedford Federal                        10
         (e)    Financial Statements                                    10
         (f)    Absence of Undisclosed Liabilities                      11
         (g)    Legal Proceedings; Compliance with Laws                 11
         (h)    Regulatory Approvals                                    11
         (i)    Labor Relations                                         12
         (j)    Tax Matters                                             12
         (k)    Property                                                12
         (l)    Reports                                                 12
         (m)    Employee Benefit Plans and Other
                 Compensatory Arrangements                              12
         (n)    Investment Securities                                   14
         (o)    Certain Contracts                                       14
         (p)    Insurance                                               14
         (q)    Loans, OREO and Allowance for Loan Losses               15
         (r)    Absence of Material Changes and Events                  16
         (s)    Statements True and Correct                             16
         (t)    Brokers and Finders                                     16
         (u)    Repurchase Agreements                                   16
         (v)    Trust Accounts                                          16
         (w)    Environmental Matters                                   16
         (x)    Investment Banking Letter                               18

4.2       Representations and Warranties of FNB                         18
         (a)    Organization, Standing and Power                        18
         (b)    Authority                                               18
         (c)    Capital Structure                                       19
         (d)    Ownership of the FNB Subsidiaries; Capital Structure
                 of the FNB Subsidiaries; and Organization of the FNB
                 Subsidiaries                                           19
         (e)    Financial Statements                                    20
         (f)    Absence of Undisclosed Liabilities                      20
         (g)    Legal Proceedings; Compliance with Laws                 20
         (h)    Regulatory Approvals                                    21
         (i)    Labor Relations                                         21
         (j)    Tax Matters                                             21
         (k)    Property                                                21
         (l)    Reports                                                 22
         (m)    Employee Benefit Plans and
                 Other Compensatory Arrangements                        22
         (n)    Investment Securities                                   23
         (o)    Certain Contracts                                       23
         (p)    Insurance                                               23
         (q)    Loans, OREO, and Allowance for Loan Losses              24
         (r)    Absence of Material Changes and Events                  25

         (s)    Statements True and Correct                             25
         (t)    Brokers and Finders                                     25
         (u)    Repurchase Agreements                                   25
         (v)    Administration of Trust Accounts                        25
         (w)    Environmental Matters                                   26
         (x)    Investment Banking Letter                               27

                                    ARTICLE 5
                       Conduct Prior to the Effective Date

5.1       Access to Records and Properties                              27
5.2       Confidentiality                                               27
5.3       Registration Statement, Proxy Statement and
           Shareholder Approval                                         28
5.4       Operation of the Business of FNB and BBI                      28
5.5       Dividends                                                     30
5.6       No Solicitation                                               30
5.7       Regulatory Filings                                            30
5.8       Public Announcements                                          30
5.9       Notice of Breach                                              31
5.10      Accounting Treatment                                          31
5.11      Merger Consummation                                           31
5.12      FNB Acquisition Transaction                                   31
5.13      Affiliate Agreements                                          31
5.14      Exchange Listing                                              31

                                    ARTICLE 6
                               Additional Agreements

6.1       Conversion of Stock Options                                   31
6.2       Benefit Plans                                                 32
6.3       Indemnification                                               34
6.4       Continuation of Bedford Directors                             34

                                    ARTICLE 7
                             Conditions to the Merger

7.1       Conditions to Each Party's Obligations to Effect the Merger   35
         (a)    Shareholder Approval                                    35
         (b)    Regulatory Approvals                                    35
         (c)    Registration Statement                                  35
         (d)    Tax Opinion                                             35
         (e)    Opinions of Counsel                                     35
         (f)    Legal Proceedings                                       35
         (g)    Amendment of the Bedford Federal ESOP                   36
         (h)    Notice of Termination of the Bedford Pension Plan       36

7.2       Conditions to Obligations of FNB                              36
         (a)    Representations and Warranties                          36
         (b)    Performance of Obligations                              36
         (c)    Affiliate Agreements                                    36
         (d)    Investment Banking Letter                               36

7.3       Conditions to Obligations of BBI                              37
         (a)    Representations and Warranties                          37
         (b)    Performance of Obligations                              37
         (c)    Investment Banking Letter                               37


                                    ARTICLE 8
                                   Termination

8.1       Termination                                                   37
8.2       Effect of Termination                                         38
8.3       Non-Survival of Representations, Warranties and Covenants     38
8.4       Expenses                                                      38


                                    ARTICLE 9
                               General Provisions

9.1       Entire Agreement                                              40
9.2       Waiver and Amendment                                          40
9.3       Descriptive Headings                                          40
9.4       Governing Law                                                 40
9.5       Notices                                                       40
9.6       Counterparts                                                  41
9.7       Severability                                                  41
9.8       Subsidiaries                                                  42


Exhibit 1.4(a) - Addendum to Employment Agreement for Harold K. Neal

Exhibit 1.4(b) - Non-Competition Agreement for Harold K. Neal

Exhibit A - Plan of Merger between Bedford Bancshares, Inc. and
            FNB Corporation

Exhibit B - Affiliate Agreement

Exhibit C - Certificates of Directors of BBI and Bedford Federal Savings
            Bank and Directors of FNB

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of March 20, 2003, by and between FNB CORPORATION, a Virginia corporation with its principal office located in Christiansburg, Virginia ("FNB"), and BEDFORD BANCSHARES, INC., a Virginia corporation with its principal office located in Bedford, Virginia ("BBI").

                                   WITNESSETH:

     WHEREAS, FNB and BBI (together, the "Companies") desire to affiliate, so that Bedford Federal Savings Bank ("Bedford Federal") will be a wholly-owned subsidiary of FNB; and

     WHEREAS, FNB and BBI have agreed to the affiliation of their two companies through a merger under Virginia law, as a result of which BBI would merge with and into FNB and the shareholders of BBI will become shareholders of FNB, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

     WHEREAS, the Boards of Directors of the Companies each believe it is in the best interests of their respective corporations and their shareholders to affiliate as provided herein and that the respective shareholder values of FNB and BBI can be maximized over time through this affiliation; and

     WHEREAS, the Boards of Directors of the Companies each believe that the transaction contemplated in this Agreement is in the best interests of the communities they serve and of their respective employees; and

     WHEREAS, the Boards of Directors of the Companies each believe that after the affiliation the holding company structure should provide management and technical assistance and support for recruitment, training and retention of skilled officers and employees to their affiliates in order to enable the combined organization to operate more efficiently; and

     WHEREAS, the respective Boards of Directors of the Companies have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

     NOW, THEREFOR, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                         The Merger and Related Matters

     1.1 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

          (a) The term "knowledge" when used with respect to a party shall mean the knowledge of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215).

          (b) The term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks, savings and loan holding companies and bank holding companies, generally, (iii) actions or omissions of FNB or Bedford Federal taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, and (iv) the Merger and related expenses associated with the transactions contemplated by this Agreement on the operating performance of the parties to this Agreement.

          (c) The term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement. The inclusion of a given item in such written disclosure letter shall not be deemed a conclusion or admission that such item (or any other item) is material or has a Material Adverse Effect. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

     1.2 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.5 hereof, BBI will be merged with and into FNB (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

     1.3 Name and Continuing Operations. The name and banking offices of Bedford Federal will not change as a result of the Merger. After the Effective Date, FNB shall continue to be headquartered in Christiansburg, Virginia.

     1.4 Management of FNB and Bedford Federal. Except as noted hereinafter, the directors, officers and employees of Bedford Federal will not change as a result of the Merger except that an individual selected by FNB shall be appointed to the Board of Bedford Federal. On the Effective

Date, the number of Directors of FNB shall be increased by two members who shall be individuals recommended by the BBI Board and selected by FNB, at least one of whom shall be independent as such term is defined at the time of such appointments under the Marketplace Rules of The Nasdaq Stock Market, Inc., and who shall then be appointed to the Board of FNB. At the next annual meeting of shareholders of FNB, management of FNB will recommend to shareholders that the two new members be elected as members of the Board of FNB. In addition, as of the Effective Date, FNB shall enter into an Addendum to Employment Agreement for Harold K. Neal, as attached hereto as
Exhibit 1.4(a). In addition, as of the Effective Date, FNB shall enter into an agreement with Harold K. Neal in which FNB agrees to pay Mr. Neal $50,000 each year for two years in consideration for his agreement not to compete with FNB and its affiliates for a period of two years from the Effective Date, as provided in a Non-competition Agreement attached hereto as Exhibit 1.4(b).

     1.5 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Merger shall take place at the offices of FNB in Christiansburg, Virginia or at such other place as may be mutually agreed upon by the parties. The Merger shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia (the "SCC") effecting the Merger (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of FNB and BBI, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 7, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 7.1(a) and 7.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. FNB and BBI shall execute and deliver to the SCC Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

                                    ARTICLE 2
                         Basis and Manner of Conversion

     2.1 Conversion of BBI Stock. At the Effective Date, by virtue of the Merger, each share of the common stock, par value $0.10 per share, of BBI ("BBI Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into either cash (the "Cash Consideration") or shares of common stock, par value $5.00 per share, of FNB ("FNB Common Stock"), the "Stock Consideration" (which Stock Consideration together with the Cash Consideration shall be the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected in accordance with Section 2.3 hereof.

     In the case that the Market Value of FNB Common Stock (as defined later in this Section 2.1) is equal to or more than $23.50 per share and less than or equal to $26.00 per share, the Stock Consideration will equal 0.9135 shares of FNB Common Stock for each outstanding share of BBI Common Stock and the Cash Consideration will equal to 0.9135 times the Market Value of a share of FNB Common Stock for each outstanding share of BBI Common Stock. In the case that the Market Value of FNB Common Stock is more than $26.00 per share and less than $30.00 per share, the Stock Consideration of 0.9135 shares of FNB Common Stock for each outstanding share of BBI Common Stock will be decreased by .0133625 shares of FNB Common Stock for each $0.50 increase in Market Value between $26.00 per share and $30.00 per share and the Cash Consideration will be adjusted accordingly. In the case that the Market Value of FNB Common Stock is equal to or greater than $30.00 per share and equal to or less than $32.50 per share, the Stock Consideration will equal
0.8066 shares of FNB Common Stock for each outstanding share of BBI Common Stock and the Cash Consideration will equal 0.8066 times the Market Value of a share of FNB Common Stock for each outstanding share of BBI Common Stock.

     The Market Value of FNB Common Stock will be the average of the last reported sales prices per share of FNB Common Stock as reported on the NASDAQ Exchange Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by FNB) for the thirty consecutive full trading days on such exchange (even if FNB Common Stock does not trade in each such day) ending at the close of trading on the tenth calendar day before the Effective Date (the "Market Value" and the "Measurement Period"). The ratio of shares of FNB's Common Stock that will be exchanged for each outstanding share of BBI Common Stock shall be referred to herein as the "Exchange Ratio" and shall be rounded to the nearest thousandth decimal point.

     2.2 Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of BBI in the Merger shall not be less than twenty percent (20%) of the aggregate value of the Merger Consideration (the "Cash Amount"); provided that FNB shall have the option to change the Cash Number and the Stock Number to more closely follow the actual elections of BBI shareholders pursuant to this Article 2, so long as such modification to the Cash Number and the Stock Number does not prevent the condition set forth in Section 7.1(d) from being satisfied and in no event shall the number of shares of FNB Common Stock issued to BBI shareholder be less than 1,301,122 nor more than 1,473,562 shares, subject to further adjustment to the extent the number of shares of BBI Common Stock shall increase as a result of the exercise of BBI Options to acquire BBI Common Stock prior to the Effective Date as permitted by Section 6.1 of this Agreement and for the effect of any share adjustments to the extent that shares of FNB Common Stock are utilized by the Bedford Federal ESOP trust (as defined in Section 6.2(c)), to repay the Bedford Federal ESOP loan on or after the Effective Date. As used in this Agreement, the Cash Number shall mean the aggregate number of shares of BBI Common Stock to be converted into the right to receive the Cash Consideration in the Merger, which shall be equal to the Cash Amount divided by the applicable Cash Consideration per share of BBI Common Stock. The number of shares of BBI Common Stock to be converted into the right to receive Stock Consideration (the "Stock Number") will be equal to (i) the number of shares of BBI Common Stock issued and outstanding immediately prior to the Effective Date of the Merger less
(ii) the sum of (A) the Cash Number and (B) the aggregate number of shares of BBI Common Stock to be exchanged for cash pursuant to Section 3.3.

     2.3 Election. Subject to allocation in accordance with the provisions of this Article, each record holder of shares of BBI Common Stock issued and outstanding immediately prior to the Election Deadline (as defined in Section 3.1(i)) will be entitled, in accordance with Section 3.1, (i) to elect to receive in respect of shares held in such manner (A) Cash Consideration (a "Cash Election") or (B) Stock Consideration (a "Stock Election") on a share-by-share basis thus, making an election for all Cash Consideration, all Stock

Consideration, or a mixture thereof or (ii) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for all such shares held by such holder (a "Non-Election"). Shares of BBI Common Stock in respect of which a Non-Election is made or as to which no election is made (collectively, "Non-Election Shares") shall be deemed by the Exchange Agent (as defined in Section 3.1(i)) to be shares in respect of which Cash Elections or Stock Elections have been made, as the Exchange Agent, as directed by FNB, shall determine. Holders of record of shares of BBI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election (as hereinafter defined), provided that each such Form of Election covers all the shares of BBI Common Stock held by that Representative for a particular beneficial owner.

     2.4 Allocation of Cash Election Shares. In the event that the aggregate number of shares in respect of which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Number, all shares of BBI Common Stock in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), and Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

             (i) the number of Cash Election Shares covered by each Form of Election (as defined in Section 3.1(i)) to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number and (B) the denominator of which is the aggregate number of Cash Election Shares rounded down to the nearest whole number; and

             (ii) all Cash Election Shares not converted into Cash Consideration in accordance with Section 2.4(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

Provided, however, that cash in lieu of fractional interests and cash to be paid in connection with rights of dissenting shareholders, as provided in Sections 3.3 and 3.5, respectively, shall not be included in any determination of whether this Section 2.4 shall be given effect.

     2.5 Allocation of Stock Election Shares. In the event that the aggregate number of Stock Election Shares exceeds the Stock Number, all Cash Election Shares and all Non-Election Shares (together, the " Cash Shares") will be converted into the right to receive Cash Consideration, and all Stock Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

             (i) the number of Stock Election Shares covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number less the number of Cash Shares and (B) the denominator of which is the aggregate number of Stock Election Shares, rounded down to the nearest whole number, provided that in no event shall the maximum number of shares to be issued by FNB pursuant to which a Stock Election is made exceed 1,473,562 shares and in no event shall the minimum number of shares to be issued by FNB pursuant to which a Stock Election is made be less than 1,301,122 shares, subject to further adjustment to the extent the number of shares of BBI Common Stock shall increase as a result of the exercise of BBI Options to acquire BBI Common Stock prior to the Effective Date as permitted by
        Section 6.1 of this Agreement and for the effect of any share adjustments to the extent that shares of FNB Common Stock are utilized by the Bedford Federal ESOP trust to repay the Bedford Federal ESOP loan on or after the Effective Date; and

             (ii) all Stock Election Shares not converted into Cash Consideration in accordance with Section 2.5(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.6   No Allocation.  In the event that neither Section 2.4 nor Section
2.5 is applicable, all Cash Election Shares will be converted into the right to receive Cash Consideration, all Stock Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) and Non-Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) as the Exchange Agent, as directed by FNB, shall determine.

     2.7 Computations. The Exchange Agent will make all computations to give effect to this Article 2.

     2.8 Cancellation of Shares. As of the Effective Date of the Merger, all such shares of BBI Common Stock will no longer be outstanding and automatically be cancelled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of BBI Common Stock (a "BBI Certificate") will cease to have any rights with respect thereto, except the right to receive Merger Consideration and any additional cash in lieu of fractional shares of FNB Common Stock to be issued or paid in consideration therefore upon surrender of such BBI Certificate in accordance with Article 3, without interest, subject to rights of dissenting shareholders as provided under Section 3.5.

                                    ARTICLE 3
                               Manner of Exchange

     3.1   Exchange Procedures.

             (i) Not more than 5 days after the Merger has been approved by the shareholders of FNB and BBI (the "Mailing Date"), Registrar and Transfer Company, Cranford, New Jersey, as the exchange agent (the "Exchange Agent"), will mail a form of election (the "Form of Election") to each shareholder of record of BBI as of a record date as close as practicable to the date of mailing and mutually agreed to by BBI and FNB. In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of BBI during the period between such record date and the Effective Date. Any election to receive Merger Consideration will have been properly made only if the Exchange Agent shall have received on the thirtieth (30th) business day immediately after the Mailing Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a BBI Certificate ("Certificate(s)") for the shares to which such Form of Election relates, acceptable for transfer on the books of BBI (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m. on the Election Deadline. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent.

             (ii) As soon as reasonably practicable after the Effective Date, but in no event later than five (5) calendar days thereafter, the Exchange Agent will mail to each holder of record of a Certificate, whose shares of BBI Common Stock were converted into the right to receive Merger Consideration and those who failed to return a properly completed Form of Election, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as the Exchange Agent may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

             (iii) With respect to properly made elections in accordance with
        Section 3.1(i), and upon surrender in accordance with Section 3.1(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Article 2, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of BBI, as the case may be, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of FNB that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1, each Certificate will be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of Article 2.

     3.2 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of BBI Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BBI Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.3. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of BBI Common Stock issued in exchange therefore, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of BBI Common Stock to which such holder is entitled pursuant to Section 3.3, and (ii) the amount of dividends or other distributions, if any, with a record date after the Effective Date.

     3.3 No Fractional Securities. No FNB Certificates or scrip representing fractional shares of FNB Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of FNB Common Stock. A holder of Shares converted in the Merger who would otherwise have been entitled to a fractional share of FNB Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the equivalent exchange value of FNB Common Stock in the Merger.

     3.4 Certain Adjustments. If, after the date hereof and on or prior to the Effective Date, the outstanding shares of BBI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of BBI Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     3.5 Rights of Dissenting Shareholders. Shareholders of FNB and BBI who object to the Merger will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                    ARTICLE 4
                          Representations and Warranties

     4.1 Representations and Warranties of BBI. BBI represents and warrants to FNB as follows:

           (a) Organization, Standing and Power. (1) BBI is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and BBI has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. BBI is duly registered as a unitary savings and loan holding company under 12 U.S.C. 1467a. Bedford Federal and Central Virginia Financial Services are the only subsidiaries of BBI and are wholly-owned by it. Bedford Federal is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured to the fullest extent allowed by law by the Federal Deposit Insurance Corporation.

                 (2) Except as Previously Disclosed, neither BBI nor Bedford Federal (collectively with BBI, the "BBI Companies") owns any equity securities of any other corporation or entity.

           (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of BBI, except the approval of shareholders. The Agreement has been approved by a unanimous vote of BBI's Board of Directors and represents the legal, valid, and binding obligation of BBI, enforceable against BBI in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, merger, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by BBI with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of BBI,
(ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the BBI Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the BBI Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 5.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the BBI Companies or any of their properties or assets.

           (c) Capital Structure. The authorized capital stock of BBI consists of 2,750,000 shares of common stock, par value $0.10 per share ("BBI Common Stock"), of which 2,016,368 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which BBI is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws and outstanding options to purchase 114,124 shares of BBI Common Stock; 250,000 shares of preferred stock, par value $0.10 per share ("BBI Preferred Stock"), none of which shares are issued and outstanding. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which BBI and any of the BBI Companies could be required or expected to issue shares of capital stock.

           (d) Ownership, Capital Structure, and Organization of Bedford Federal. (1) BBI does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except Bedford Federal and a service corporation wholly-owned by BBI, Central Virginia Financial Services. The outstanding shares of capital stock of Bedford Federal have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are owned by BBI free and clear of all liens, claims and encumbrances and were not issued in violation of any agreement or of any regulation or qualification provisions of federal or state securities laws. No rights are authorized, issued or outstanding with respect to the capital stock of Bedford Federal and there are no agreements, understandings or commitments relating to the right of BBI to vote or to dispose of said shares. None of the shares of capital stock of Bedford Federal has been issued in violation of the preemptive rights of any person.

                 (2) Bedford Federal is a duly organized federal savings bank, validly existing and in good standing under applicable laws. Bedford Federal (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of BBI on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of BBI on a consolidated basis. Bedford Federal has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on its business.

           (e) Financial Statements. BBI's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002, and all other documents filed or to be filed subsequent to September 30, 2002, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "BBI Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the BBI Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the BBI Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and savings and loan holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

           (f) Absence of Undisclosed Liabilities. At September 30, 2002, and at any subsequent date reflected in such BBI Financial Statements, none of the BBI Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the BBI Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

           (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the knowledge of BBI, threatened or probable of assertion against any of the BBI Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the financial condition of BBI on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the BBI Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of BBI on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the BBI Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the BBI Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of BBI, the BBI Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

           (h) Regulatory Approvals. BBI knows of no reason why the regulatory approvals referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 7.1(b). Bedford Federal is in material compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Bedford Federal currently has a CRA rating of satisfactory or better. To the knowledge of BBI, there is no fact or circumstance or set of facts or circumstances that would cause Bedford Federal to fail to comply with such provisions or cause the rating of Bedford Federal to fall below satisfactory.

           (i) Labor Relations. None of the BBI Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

           (j) Tax Matters. The BBI Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the BBI Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the BBI Financial Statements, there are no federal, state or local tax liabilities of the BBI Companies other than liabilities that have arisen since December 31, 2001, all of which have been properly accrued or otherwise provided for on the books and records of the BBI Companies. Except as Previously Disclosed, no tax return or report of any of the BBI Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the BBI Companies by any taxing authority.

           (k) Property. Except as Previously Disclosed or reserved against in the BBI Financial Statements, all of the BBI Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the BBI Financial Statements as being owned by the BBI Companies as of the dates thereof. To the best knowledge of BBI, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the BBI Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, merger, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the BBI Companies are, to the best knowledge of BBI, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no defects therein which materially interfere with BBI's business operations.

           (l) Reports. Since January 1, 2000, the BBI Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the OTS, the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

           (m)   Employee Benefit Plans and Other Compensatory Arrangements.
(1) As soon as practicable, BBI will deliver for FNB's review true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all cafeteria or flexible benefits plans, all life insurance plans and all other material employee compensation, benefit plans or fringe benefit plans and any related trust or other funding instrument, including, without limitation, all

"employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BBI or Bedford Federal for the benefit of current or former employees, retirees or other beneficiaries eligible to participate (collectively, the "BBI Benefit Plans"). Any of the BBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BBI ERISA Plan."

                 (2) No BBI Benefit Plan is or has been a "multiemployer plan," as defined in Section 3(37) of ERISA.

                 (3) Except as Previously Disclosed, all BBI Benefit Plans, and the reporting and disclosure relating thereto, are in compliance in form and in operation with the applicable terms of ERISA, the Internal Revenue Code of 1986, as amended (the "IRC"), and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to BBI on a consolidated basis. In the case of any plan intended to be qualified under IRC Section 401, compliance with such qualification requirements shall mean the timely adoption of all plan amendments and the receipt of a current, favorable determination letter from the Internal Revenue Service based on laws changes effective through 2001 for which the remedial amendment period under Section 401(b) of the Code has ended and the operation of the plan in accordance with its terms or in accordance with any subsequently enacted law for which such remedial amendment period for adopting plan amendments has not yet ended.

                 (4) No BBI ERISA Plan which is subject to the minimum funding standards of Section 302 of ERISA or IRC Section 412 has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan which is a "defined benefit plan," as that term is defined in Section 3(35) of ERISA, exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                 (5) Except as Previously Disclosed, there are no issues or disputes with respect to any BBI Benefit Plan or the administration thereof currently existing between any employer participating therein, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former participant of such plan or beneficiary of any such employee, or any other person or entity other than claims for benefits in the ordinary course of the administration of such plan.

                 (6) Except as Previously Disclosed, as provided under Title IV of ERISA or as otherwise specifically provided in this Agreement, there are no restrictions on the rights of BBI or Bedford Federal to amend or terminate any BBI Benefit Plan without incurring any liability thereunder other than for benefits accrued to the date of the termination.

                 (7) Except as Previously Disclosed or as otherwise specifically provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant,
(ii) increase any benefits otherwise payable under any plan or agreement, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

           (n) Investment Securities. Except as Previously Disclosed and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the BBI Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the BBI Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would materially impair the ability of the holder of such investment to dispose freely of any such investment at any time.

           (o) Certain Contracts. (1) Except as Previously Disclosed, neither BBI nor any BBI subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by BBI or Bedford Federal or the guarantee by BBI or Bedford Federal of any such obligation,
(iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between BBI or Bedford Federal and any director or officer of BBI or Bedford Federal, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between BBI or Bedford Federal and any 5% or more shareholder of BBI; in each case other than agreements entered into in the ordinary course of the banking business of BBI or Bedford Federal consistent with past practice.

                 (2) Neither BBI or Bedford Federal, nor to the knowledge of BBI, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from BBI or Bedford Federal in the ordinary course of its business.

           (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the BBI Companies has previously been furnished to FNB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by BBI. The BBI Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the BBI Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the BBI Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the BBI Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

           (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely effect the Merger or the financial condition of BBI, to BBI's knowledge each loan reflected as an asset in the BBI Financial Statements or the financial statements of Bedford Federal (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by BBI and Bedford Federal comply therewith.

                 (2) The classification on the books and records of BBI and Bedford Federal of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                 (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the BBI Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither BBI nor Bedford Federal has been received any notice of denial of any such claim.

                 (4) BBI and Bedford Federal are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and BBI and/or Bedford Federal are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of BBI and Bedford Federal, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                 (5) Except as Previously Disclosed, all loans made by any of the BBI Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                 (6) The allowance for possible loan losses shown on the BBI Financial Statements was, and the allowance for possible loan losses shown on the financial statements of BBI as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof and in the judgment of BBI's management, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the BBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by BBI.

           (r) Absence of Material Changes and Events. Since September 30, 2002, (i) the BBI Companies have conducted their respective businesses in the ordinary and usual course consistent with past practices, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the BBI Companies.

           (s) Statements True and Correct. None of the information supplied or to be supplied by BBI for inclusion in the Registration Statement, the proxy statement/prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the proxy statement/prospectus, when first mailed to FNB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the proxy statement/prospectus or any supplement thereto, at the time of the FNB Shareholders' Meeting or BBI Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FNB Shareholders' Meeting. All documents that BBI is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

           (t) Brokers and Finders. Neither BBI nor Bedford Federal, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for McDonald Investments, Inc.

           (u) Repurchase Agreements. With respect to all agreements pursuant to which BBI or Bedford Federal has purchased securities subject to an agreement to resell, if any, BBI or Bedford Federal, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

           (v) Trust Accounts. Bedford Federal does not provide trust services.

           (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of BBI's knowledge, neither BBI nor Bedford Federal owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of BBI and Bedford Federal is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of BBI and Bedford Federal, the premises on which the leasehold is situated. Neither BBI nor Bedford Federal has received any communication alleging that BBI or Bedford Federal is not in such compliance and, to the best knowledge of BBI and Bedford Federal, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                 (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BBI and Bedford Federal of any liability arising under any Environmental Laws pending or, to the best knowledge of BBI and Bedford Federal, threatened against (A) BBI or Bedford Federal, (B) any person or entity whose liability for any Environmental Claim, BBI or Bedford Federal has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which BBI or Bedford Federal owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of BBI. BBI and Bedford Federal are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (3) To the best knowledge of BBI and Bedford Federal, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on BBI or Bedford Federal of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which BBI or Bedford Federal holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of BBI. BBI and Bedford Federal are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (4) With respect to all real and personal property owned or leased by BBI or Bedford Federal, other than OREO, BBI has made available to FNB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by BBI or Bedford Federal and all real or personal property which BBI or Bedford Federal has been or is judged to have managed or to have supervised or participated in the management of, BBI has made available to FNB the information relating to such OREO available to BBI. BBI and Bedford Federal are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                 (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Laws currently in effect or adopted but not yet effective against BBI or Bedford Federal or against any person or entity whose liability for any Environmental Claim BBI or Bedford Federal has or may have retained or assumed either contractually or by operation of law.

           (x) Investment Banking Letter. BBI has received a written opinion in form and substance satisfactory to BBI from McDonald Investments, Inc. addressed to BBI, which opinion is dated as of the date of the Agreement, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to BBI.

     4.2 Representations and Warranties of FNB. FNB represents and warrants to BBI as follows:

           (a) Organization, Standing and Power. (1) FNB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and FNB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. FNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. First National Bank and FNB Salem Bank & Trust, National Association are each a wholly owned subsidiary of FNB, are each a national banking association, duly organized, validly existing and in good standing under the laws of the United States, are each in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, each has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, are each an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and their deposits are insured to the fullest extent allowed by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

                 (2) FNB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof) (the "FNB Subsidiaries" and, collectively with FNB, the "FNB Companies"). Except as Previously Disclosed, none of the FNB Companies owns any equity securities of any other corporation or entity.

           (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of FNB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of FNB, enforceable against FNB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, merger, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                 (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by FNB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FNB,
(ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the FNB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the FNB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FNB Companies or any of their properties or assets.

           (c) Capital Structure. The authorized capital stock of FNB consists of: 25,000,000 shares of common stock, par value $5.00 per share ("FNB Common Stock"), of which 5,813,897 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which FNB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of FNB Common Stock to be issued in exchange for shares of BBI Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which FNB and any of the FNB Companies could be required or expected to issue shares of capital stock.

           (d) Ownership of the FNB Subsidiaries; Capital Structure of FNB Subsidiaries; and Organization of the FNB Subsidiaries. (1) FNB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed. The outstanding shares of capital stock of each FNB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are owned by FNB or an FNB Subsidiary free and clear of all liens, claims and encumbrances and were not issued in violation of any agreement or of any regulation or qualification provisions of federal or state securities laws. No rights are authorized, issued or outstanding with respect to the capital stock of any FNB Subsidiary and there are no agreements, understandings or commitments relating to the right of FNB to vote or to dispose of said shares. None of the shares of capital stock of any FNB Subsidiary has been issued in violation of the preemptive rights of any person.

                 (2) Each FNB Subsidiary is a duly organized corporation or association, validly existing and in good standing under applicable laws. Each FNB Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of FNB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of FNB on a consolidated basis. Each FNB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such FNB Subsidiary.

           (e) Financial Statements. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and all other documents filed or to be filed subsequent to December 31, 2001 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "FNB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the FNB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the FNB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

           (f) Absence of Undisclosed Liabilities. At December 31, 2001, and at any subsequent date reflected in such FNB Financial Statements, none of the FNB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the FNB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

           (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of FNB, threatened or probable of assertion against any of the FNB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the financial condition of FNB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the FNB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of FNB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the FNB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the FNB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of FNB, the FNB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

           (h) Regulatory Approvals. FNB knows of no reason why the regulatory approvals referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 7.1(b). First National is in material compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and First National currently has a CRA rating of satisfactory or better. To the knowledge of FNB, there is no fact or circumstance or set of facts or circumstances that would cause First National to fail to comply with such provisions or cause the rating of First National to fall below satisfactory.

           (i) Labor Relations. None of the FNB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

           (j) Tax Matters. The FNB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the FNB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the FNB Financial Statements, there are no federal, state or local tax liabilities of the FNB Companies other than liabilities that have arisen since December 31, 2001, all of which have been properly accrued or otherwise provided for on the books and records of the FNB Companies. Except as Previously Disclosed, no tax return or report of any of the FNB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the FNB Companies by any taxing authority.

           (k) Property. Except as disclosed or reserved against in the FNB Financial Statements, all of the FNB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the FNB Financial Statements as being owned by the FNB Companies as of the dates thereof. To the best knowledge of FNB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the FNB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, merger, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the

FNB Companies are, to the best knowledge of FNB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

           (l) Reports. Since January 1, 2000, the FNB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the OCC, the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

           (m)   Employee Benefit Plans and Other Compensatory Arrangements.
(1) As soon as practicable, FNB will provide a summary for BBI, or deliver for BBI's review true and complete copies, of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all cafeteria or flexible benefits plans, all life insurance plans and all other material employee compensation, benefit plans or fringe benefit plans and any related trust or other funding instrument, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FNB or any FNB Subsidiary for the benefit of current or former employees, retirees or other beneficiaries eligible to participate (collectively, the "FNB Benefit Plans").

                 (2) No FNB Benefit Plan is or has been a "multiemployer plan," as defined in Section 3(37) of ERISA.

                 (3) Except as Previously Disclosed, all FNB Benefit Plans, and the reporting and disclosure relating thereto, are in compliance in form and in operation with the applicable terms of ERISA, the IRC, and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to FNB on a consolidated basis. In the case of any plan intended to be qualified under IRC Section 401, compliance with such qualification requirements shall mean the timely adoption of all plan amendments and the receipt of a current, favorable determination letter from the Internal Revenue Service based on laws changes effective through 2001 for which the remedial amendment period under Section 401(b) of the Code has ended and the operation of the plan in accordance with its terms or in accordance with any subsequently enacted law for which such remedial amendment period for adopting plan amendments has not yet ended.

                 (4) No FNB ERISA Plan which is subject to the minimum funding standards of Section 302 of ERISA or IRC Section 412 has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan which is a "defined benefit plan," as that term is defined in Section 3(35) of ERISA, exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

           (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the FNB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the FNB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

           (o) Certain Contracts. (1) Except as Previously Disclosed, neither FNB nor any FNB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FNB or any FNB Subsidiary or the guarantee by FNB or any FNB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between FNB or any FNB Subsidiary and any director or officer of FNB or any FNB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between FNB or any FNB Subsidiary and any 5% or more shareholder of FNB; in each case other than agreements entered into in the ordinary course of the banking business of FNB or a FNB Subsidiary consistent with past practice.

                 (2) Neither FNB or any FNB Subsidiary, nor to the knowledge of FNB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from FNB or a FNB Subsidiary in the ordinary course of its business.

           (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the FNB Companies has previously been furnished to BBI and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FNB. The FNB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the FNB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the FNB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the FNB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

           (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Merger or the financial condition of FNB, to FNB's best knowledge each loan reflected as an asset in the FNB Financial Statements or the financial statements of any FNB Subsidiary (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by FNB and the FNB Subsidiaries comply therewith.

                 (2) The classification on the books and records of FNB and each FNB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                 (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the FNB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither FNB nor any FNB Subsidiary has been received any notice of denial of any such claim.

                 (4) FNB and each FNB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and FNB and/or each FNB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of FNB and each FNB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                 (5) Except as Previously Disclosed, all loans made by any of the FNB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                 (6) The allowance for possible loan losses shown on the FNB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of FNB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the FNB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FNB.

           (r) Absence of Material Changes and Events. Since December 31, 2002, (i) the FNB Companies have conducted their respective businesses in the ordinary and usual course consistent with past practices, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the FNB Companies.

           (s) Statements True and Correct. None of the information supplied or to be supplied by FNB for inclusion in the Registration Statement, the proxy statement/prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the proxy statement/prospectus, when first mailed to BBI shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the proxy statement/prospectus or any supplement thereto, at the time of the BBI Shareholders' Meeting or FNB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the BBI Shareholders' Meeting. All documents that FNB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

           (t) Brokers and Finders. Neither FNB nor any FNB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for The Carson Medlin Company.

           (u) Repurchase Agreements. With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

           (v) Administration of Trust Accounts. FNB and FNB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of FNB and FNB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FNB nor a FNB Subsidiary, nor any director, officer or employee of FNB or a FNB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of FNB, or a FNB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

           (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of FNB's knowledge, neither FNB nor any FNB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of FNB and the FNB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of FNB and the FNB Subsidiaries, the premises on which the leasehold is situated. Neither FNB nor any FNB Subsidiary has received any Communication alleging that FNB or such FNB Subsidiary is not in such compliance and, to the best knowledge of FNB and the FNB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                 (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FNB and the FNB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of FNB and the FNB Subsidiaries, threatened against
(A) FNB or any FNB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, FNB or any FNB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which FNB or any FNB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of FNB. FNB and the FNB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (3) To the best knowledge of FNB and the FNB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FNB or any FNB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which FNB or any FNB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of FNB. FNB and the FNB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                 (4) With respect to all real and personal property owned or leased by FNB or any FNB Subsidiary, other than OREO, FNB has made available to BBI copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by FNB or any FNB Subsidiary and all real or personal property which FNB or any FNB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, FNB has made available to BBI the information relating to such OREO available to FNB. FNB and the FNB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                 (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against FNB or any FNB Subsidiary or against any person or entity whose liability for any Environmental Claim FNB or any FNB Subsidiary has or may have retained or assumed either contractually or by operation of law. Neither FNB, nor any FNB subsidiary, nor any of their respective officers, directors, and employees, will take any action that would result in the Merger not constituting a tax free transaction within the meaning of Section 368 of the IRC.

           (x) Investment Banking Letter. FNB has received a written opinion in form and substance satisfactory to FNB from The Carson Medlin Company addressed to FNB, which opinion is dated as of the date of the Agreement, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB.


                                  ARTICLE 5
                    Conduct Prior to the Effective Date

     5.1 Access to Records and Properties. BBI will keep FNB, and FNB will keep BBI advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Date, FNB, on the one hand, and BBI on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

     5.2 Confidentiality. Between the date of this Agreement and the Effective Date, FNB and BBI each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

     5.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of BBI and FNB each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger (the "BBI Shareholders' Meeting" and the "FNB Shareholders' Meeting," respectively); and, subject to the fiduciary duties of the Board of Directors of BBI and of FNB (as advised in writing by its counsel), BBI and FNB each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Merger and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose. BBI and FNB each will use its best efforts to deliver to the other party a certificate signed by each member of its respective Board of Directors with respect to that member's voting of shares at a meeting of stockholders to approve the Agreement (such certificate being in the form attached as Exhibit C to this Agreement) as of the date of execution of this Agreement, and BBI and FNB each will use its best efforts to facilitate that each member of the Board of Directors of BBI and FNB shall vote all shares of BBI Common Stock and FNB Common Stock under his or her control (and not held in a fiduciary capacity) in favor of the Merger; and BBI and FNB each shall, subject to its fiduciary duty, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. FNB and BBI will prepare jointly the proxy statement/prospectus to be used in connection with the BBI Shareholders' Meeting and the FNB Shareholders' Meeting (the "Joint Proxy Statement"). FNB will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by BBI relating to the BBI Companies and by FNB relating to the FNB Companies,
(i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and
(ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

     5.4   Operation of the Business of FNB and BBI.

           (a) From the date hereof to the Effective Date, BBI and FNB will operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, will use their best efforts to preserve intact their relationships with persons having business dealings with them.

           (b) Without limiting the generality of the foregoing, BBI shall not, and will cause Bedford Federal not to, without the prior written consent of FNB, which consent shall not be unreasonably withheld:

                 (1) Make any change in its authorized capital stock, make any awards under its Management Stock Bonus Plan, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, except to the extent that additional shares of BBI Common Stock shall be issued in conformity with Section 6.1 hereof upon the exercise of BBI Options as Previously Disclosed.

                 (2) Voluntarily make any changes in the composition of its officers, directors or other key management personnel.

                 (3) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to FNB.

                 (4) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit or any employment or consulting agreement, provided, however, bonuses and incentive payments for calendar year 2003 may be made consistent with past practices.

                 (5) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, and, excluding FHLB borrowings consistent with past practice.

                 (6) Except as permitted by Section 5.4(b)(1) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                 (7)   Knowingly waive any right of substantial value;

                 (8) Enter into material transactions otherwise than in the ordinary course of its business;

                 (9) Alter, amend or repeal its Bylaws or Articles of Incorporation;

                 (10) Propose or take any other action which would make any representation or warranty in Section 4.1 hereof untrue; or

                 (11) Increase the employer contribution rate or amount, or accelerate the time of payment of employer contributions beyond a chronological pro rata accrual and payment, to the Bedford Federal ESOP (as defined in Section 6.2(c)), its 401(k) plan and the Bedford Federal Pension

Plan (as defined in Section 6.2(e)), provided, however, contributions to the Bedford Federal ESOP needed to service the scheduled principal and interest payments on the Bedford Federal ESOP indebtedness prior to the Effective Date (after taking into account dividends on unallocated ESOP shares which may be used to service such indebtedness) may in any event be made consistent with past practices, and provided, further, in accordance with Section 6.2(c) herein, as of the Effective Date or as soon thereafter as practical assets attributable to unallocated BBI shares held as collateral on the Bedford Federal ESOP indebtedness shall be utilized to repay such indebtedness and the remaining assets attributable to such unallocated BBI shares shall be allocated in accordance with Section 6.2(c) and the terms of such Bedford Federal ESOP.

     5.5 Dividends. BBI may declare and pay only regular quarterly cash dividends in the ordinary course of business consistent with past practice, equal to $0.13 per share of BBI Common Stock, from the date of this Agreement through the Effective Date, provided that any dividend declared or payable on the shares of BBI Common Stock in the quarterly period during which the Effective Date occurs shall, unless agreed upon in writing by FNB and BBI, be declared with a record date prior to the Effective Date only if the normal record date for payment of the corresponding quarterly dividend to holders of FNB Common Stock is before the Effective Date.

     5.6 No Solicitation. Without the prior written consent of FNB, BBI shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquires or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as hereinafter defined); provided, however, that nothing contained in this Section 5.6 shall prohibit the Board of Directors of BBI from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (A) the Board of Directors of BBI concludes in good faith, after consultation with and consideration of the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would constitute a breach of its fiduciary duties to shareholders under applicable law, and (B) the Board of Directors of BBI concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein. BBI shall immediately notify FNB orally and in writing of its receipt of any such proposal or inquiry. For purposes of this Agreement, "Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of the assets of an entity.

     5.7 Regulatory Filings. FNB and BBI shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the OTS, the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. FNB and BBI shall use their best efforts to obtain approvals of such filings.

     5.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

     5.9 Notice of Breach. FNB and BBI will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any events which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

     5.10 Accounting Treatment. FNB and BBI acknowledge that the Merger shall be accounted for as a purchase under generally accepted accounting principles.

     5.11 Merger Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date, consistent with Section 1.5 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of FNB and BBI shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     5.12 FNB Acquisition Transaction. Nothing contained in this Agreement shall prevent FNB from entering into an Acquisition Transaction with a third party so long as FNB and its successors comply with the terms of the Merger with BBI.

     5.13 Affiliate Agreements. BBI shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of BBI under Rule 145 of the Securities Act to deliver to FNB as soon as practicable, and prior to the mailing of the proxy statement/prospectus, executed affiliate agreements in the form of Exhibit B attached hereto providing that such person will comply with Rule 145 and will vote in favor of the Merger.

     5.14 Exchange Listing. FNB shall use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Exchange, subject to official notice of issuance, the shares of FNB Common Stock to be issued to the holders of BBI Common Stock pursuant to the Merger; and FNB shall give all notices and make all filings with NASDAQ required in connection with the transaction contemplated herein.

                                  ARTICLE 6
                            Additional Agreements

     6.1 Conversion of Stock Options. BBI agrees to use its best efforts and to exercise all of its discretionary powers, as well as to cause the "Committee" under its 1994 Stock Option Plan, to prevent the exercise of any stock options outstanding on or after the date of this Agreement (other than incentive stock options described in Section 422 of the IRC) and to cash out all unexercised outstanding stock options pursuant to Section 13(b) of the 1994 Stock Option Plan no later than the Effective Date. On the Effective

Date, all rights with respect to BBI Common Stock pursuant to stock options ("BBI Options") granted by BBI in compliance herewith under a BBI stock option plan which are outstanding on the Effective Date, whether or not they are exercisable, shall be exchanged for cash paid by BBI on the Effective Date in an amount by which the applicable Cash Consideration per share of BBI Common Stock (determined in accordance with Section 2.1) exceeds the BBI Option exercise price.

     6.2   Benefit Plans.

           (a) Effective with the consummation of the Merger, the Management Stock Bonus Plan and any and all stock option plans of BBI and Bedford Federal shall be terminated and all unawarded shares (and the Merger Consideration attributable thereto) shall be forfeited. In addition, the Bedford Federal health and dental plans, long term disability plan, and term life insurance plan shall be continued through December 31, 2004; the Bedford Federal vacation and sick leave plans shall be continued through December 31, 2004 (subject to the modification noted below regarding cashouts of unused vacation on cessation of employment); the Bedford Federal ESOP (as defined in
Section 6.2(c)) shall be amended, continued and merged as provided Section 6.2(c) below; and participation in FNB's Employee Stock Ownership Plan and 401(k) plan shall be made available to all Bedford Federal eligible employees no later than January 1, 2005 as provided Section 6.2(c) and (d), respectively, below. Also, the Bedford Federal Pension Plan (as defined in
Section 6.2(e)) shall be amended to provide for full vesting as of the Effective Date and shall be terminated at or after the Effective Date as provided in Section 6.2(e). Finally, unused vacation accrued as of the Effective Date shall be cashed out at cessation of employment under Bedford Federal's vacation payment policy in effect at the Effective Date as provided in Section 6.2(f) for one year after the Effective Date. Otherwise, after consummation of the Merger, at the option of FNB (which may be applied on a plan or program by plan or program basis) and subject to FNB's best efforts, employees of Bedford Federal shall be entitled to participate either (x) in one or more combined plans or programs of FNB and Bedford Federal on substantially the same basis as similarly situated employees of FNB or First National (taking into account all applicable factors, including but not limited to position, employment classification, age, length of service, pay, part time or full time status, and the like, as well as changes made in such plans and programs in the future), or (y) in plans and programs which, subject to changes required by applicable laws or by limitations imposed by insurance companies providing plan benefits, are comparable to (or a continuation of), and provide for participation on substantially the same basis, as Bedford Federal's employee benefit plans and programs currently in effect. If and to the extent option (x) is effectuated:

                 (1) (A) Coverage under FNB's plans and programs shall be available to each employee of Bedford Federal and, where applicable, his or her dependents without regard to any waiting period, evidence or requirement of insurability, actively at work requirement or preexisting condition exclusion or limitation (except to the extent and in the manner any such waiting period, evidence or requirement of insurability, actively at work requirement or exclusion or limitation applies to such employee or dependents immediately prior to the effectuation of option (x)) and (B) amounts paid or payable by employees for health care expenses for any portion of the annual benefit period prior to the date as of which option (x) becomes effective shall be credited in satisfaction of any deductible requirement and any out-of-pocket limit for the balance of the annual benefit period which includes such date.

                 (2) FNB shall treat service with BBI and Bedford Federal before the consummation of the Merger as service with FNB for purposes of eligibility to begin participation and vesting (but not benefit accruals, except in the case of a continuation of any plan maintained by BBI or Bedford Federal) for purposes of all employee benefit and seniority based plans and programs, including but not limited to annual, sick and personal leave accruing following the consummation of the Merger.

Nothing contained in this Section is intended to provide any third party beneficiary rights in any current or former employee, or any spouse or dependent thereof, of BBI, Bedford Federal, FNB or any FNB Subsidiary, except as otherwise required by ERISA or other applicable law (determined without regard to third party beneficiary contract law).

           (b) Except to extent individually negotiated replacement contracts or settlement agreements are entered into, FNB shall honor all employment severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by BBI on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have been previously delivered by BBI to FNB.

           (c) Effective with the consummation of the Merger, the ESOP loan under the Bedford Federal Savings Bank Employee Stock Ownership Plan (the "Bedford Federal ESOP") shall be paid off at or shortly after the Effective Date by use of the Merger Consideration attributable to unallocated BBI shares held by the Bedford Federal ESOP trust to satisfy the then outstanding Bedford Federal ESOP loan, the balance of the Merger Consideration attributable to such unallocated BBI shares shall be allocated to participants in the Bedford Federal ESOP as earnings on trust assets in accordance with the terms of the Bedford Federal ESOP allocation provisions in effect as of the date of this Agreement (subject, however, to such changes, if any, as may be required by applicable law), the Bedford Federal ESOP accrued benefits of all Bedford Federal ESOP participants who are BBI or Bedford Federal employees at the Effective Date shall be fully vested, and the Bedford Federal ESOP shall be continued on an unleveraged basis and then merged into the FNB Employee Stock Ownership Plan no later than January 1, 2005, with participation in the FNB Employee Stock Ownership Plan extended to eligible employees of Bedford Federal as of the time of such plan merger.
FNB shall treat service with BBI and Bedford Federal before the consummation of the Merger as service with FNB for purposes of eligibility to begin participation, vesting and future benefit accrual under its Employee Stock Ownership Plan. In addition, FNB agrees to cause Bedford Federal to make a contribution to the Bedford Federal ESOP for the 2004 calendar year in an amount equal to five percent (5%) of covered pay thereunder (or, if the Bedford Federal ESOP is merged into FNB's Employee Stock Ownership Plan prior to December 31, 2004, a pro rata contribution for the portion of such year prior to any such plan merger).

           (d) Effective no later than January 1, 2005, FNB shall make participation in its 401(k) plan available to the eligible employees of Bedford Federal. FNB shall treat service with BBI and Bedford Federal before the consummation of the Merger as service with FNB for purposes of eligibility to begin participation, vesting and future benefit accrual under its 401(k) plan.

           (e) Effective with the consummation of the Merger, the accrued benefits under the Bedford Federal Savings Bank Money Purchase Pension Plan (the "Bedford Federal Pension Plan") of all Bedford Federal Pension Plan participants who are BBI or Bedford Federal employees at the Effective Date shall be fully vested, and the Bedford Federal Pension Plan shall be terminated at or about the Effective Date. Bedford Federal agrees to give timely notice of the proposed termination of the Bedford Federal Pension Plan to participants and beneficiaries entitled to plan benefits effective contingent on the consummation of the Merger and as of, or at a date after, the Effective Date as determined by FNB.

           (f) Vacation accrued as of the Effective Date and unused (determined by first using any vacation accrued at the Effective Date) at the date of cessation of employment of any BBI or Bedford Federal employee employed at the Effective Date shall be cashed out in accordance with Bedford Federal's vacation cashout policy in effect at the Effective Date (which policy shall remain unchanged from the policy in effect at the date of this Agreement without FNB's written consent) in the event of such BBI or Bedford Federal employee's cessation of employment with FNB and its affiliates within one year after the Effective Date. Any other accrued and unused vacation will be forfeited in accordance with FNB's vacation policy.

     6.3 Indemnification. Following the Effective Date, FNB shall indemnify and hold harmless any person who has rights to indemnification from BBI, to the maximum extent permitted under Virginia law and in accordance with BBI's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. FNB further agrees that any such person who has rights to indemnification pursuant to this Section
6.3 is expressly made a third party beneficiary of this Section 6.3 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, FNB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between FNB and the indemnified party. Upon written application, and in accordance with, and to the extent permitted by, Virginia law, FNB will advance reasonable expenses to any person who has rights to indemnification from BBI. FNB shall use its reasonable best efforts to maintain BBI's existing directors' and officers' liability policy, or some other policy, including FNB's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of BBI for a period of 5 years after the Effective Date on terms no less favorable than those in effect on the date hereof.

     6.4 Continuation of Bedford Directors. Bedford Directors continuing to serve for a minimum period of 36 months from the Effective Date shall receive monthly fees in the same amount as those paid to them as of December

31, 2002. Bedford Directors not continuing to serve for a minimum period of 36 months from the Effective Date shall be appointed as an advisory director for a period ending 36 months from the Effective Date and shall receive monthly fees in the same amount as those having been paid by Bedford Federal as of December 31, 2002. As of the Effective Date, any Bedford Emeritus Director shall continue to serve as a emeritus director for the remainder of their one year term.

                                  ARTICLE 7
                           Conditions to the Merger

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each of FNB and BBI to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

           (a) Shareholder Approval. Shareholders of BBI and FNB shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law.

           (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, the Office of Thrift Supervision and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of FNB or BBI.

           (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

           (d) Tax Opinion. FNB and BBI shall have received an opinion of Troutman Sanders LLP, or other counsel reasonably satisfactory to FNB and BBI, to the effect that the Merger will constitute a merger within the meaning of Section 368 of the IRC and that no gain or loss will be recognized by the shareholders of BBI to the extent they receive FNB Common Stock solely in exchange for their BBI Common Stock in the Merger.

           (e) Opinions of Counsel. BBI shall have delivered to FNB and FNB shall have delivered to BBI opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

           (f) Legal Proceedings. Neither FNB nor BBI shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

           (g) Amendment of the Bedford Federal ESOP. Prior to the Merger, the Bedford Federal ESOP (as defined in Section 6.2(c)) shall have been amended to eliminate the provisions thereof requiring full vesting of accrued benefits due to consummation of the Merger (except as otherwise provided in Section 6.2(c) hereof) and termination of such plan on the consummation of a transaction such as the Merger. The provisions of the Bedford Federal ESOP relating to satisfaction of any acquisition loan and allocation to participants of the remaining value of collateral not used to satisfy any acquisition loan need not be revised.

           (h) Notice of Termination of the Bedford Pension Plan. Prior to the Merger, if requested by FNB, Bedford Federal shall have given timely notice of the proposed termination of the Bedford Federal Pension Plan (as defined in Section 6.2(e)) to participants and beneficiaries entitled to plan benefits effective contingent on the consummation of the Merger and as of, or at a date after, the Effective Date as determined by FNB.

     7.2 Conditions to Obligations of FNB. The obligations of FNB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

           (a) Representations and Warranties. Each of the representations and warranties contained herein of BBI shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not result in a Material Adverse Effect with respect to BBI or materially adversely affect the Merger and the other transactions contemplated by this Agreement and FNB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of BBI dated the Effective Date, to such effect.

           (b) Performance of Obligations. BBI shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and FNB shall have received a certificate signed by the Chief Executive Officer of BBI to that effect.

           (c) Affiliate Agreements. BBI shall use its best efforts to obtain from each director and shareholder of BBI who may be deemed by counsel for FNB to be an "affiliate" of BBI within the meaning of Rule 145 under the Securities Act of 1933 an executed Affiliate Agreement described in Section
5.13 hereof.

           (d) Investment Banking Letter. FNB shall have received a written opinion in form and substance satisfactory to FNB from The Carson Medlin Company addressed to FNB dated as of the date of the Agreement to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB. In the event that the shareholders of FNB are required under applicable law to vote to approve the Merger, FNB shall have received an update to the written opinion in form and substance satisfactory to FNB from The Carson Medlin Company addressed to FNB to be dated the date the Proxy Statement/Prospectus is mailed to shareholders of FNB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB.

     7.3 Conditions to Obligations of BBI. The obligations of BBI to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

           (a) Representations and Warranties. Each of the representations and warranties contained herein of FNB shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not result in a Material Adverse Effect with respect to FNB or materially adversely affect the Merger and the other transactions contemplated by this Agreement and BBI shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of FNB dated the Effective Date, to such effect.

           (b) Performance of Obligations. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and BBI shall have received a certificate signed by Chief Executive Officer of FNB to that effect.

           (c) Investment Banking Letter. BBI shall have received a written opinion in form and substance satisfactory to BBI from McDonald Investments, Inc. addressed to BBI dated as of the date of the Agreement to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to BBI. BBI shall have received an update to the written opinion in form and substance satisfactory to BBI from McDonald Investments, Inc. addressed to BBI to be dated the date the Proxy Statement/Prospectus is mailed to shareholders of BBI, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to BBI.

                                  ARTICLE 8
                                 Termination

     8.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of FNB and BBI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

           (a) By the mutual consent of the Board of Directors of each of FNB and BBI;

           (b) By the respective Boards of Directors of FNB or BBI if the conditions set forth in Section 7.1 have not been met or waived by FNB and BBI;

           (c) By the Board of Directors of FNB if the conditions set forth in Section 7.2 have not been met or waived by FNB;

           (d) By the Board of Directors of BBI if the conditions set forth in Section 7.3 have not been met or waived by BBI;

           (e) By the respective Boards of Directors FNB or BBI if the Merger is not consummated by December 1, 2003.

           (f) By the Board of Directors of BBI, within five business days after the end of the Measurement Period (as defined in Section 2.1), if the Market Value of FNB Common Stock (as defined in Section 2.1) is less than $23.50.

           (g) By the Board of Directors of FNB, within five business days after the end of the Measurement Period (as defined in Section 2.1), if the Market Value of FNB Common Stock (as defined in Section 2.1) is greater than $32.50.

           (h) By the Board of Directors of FNB upon a Termination Event in accordance with 8.4(b).

     8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 5.2 and all of Sections 5.8 and 8.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

     8.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.3, 1.4, Article 2, Article 3, 6.2, 6.3, 6.4, 8.4 and Article 9 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive FNB or BBI (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either FNB or BBI.

     8.4 Expenses. The parties provide for the payment of expenses as follows:

           (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses shall be shared equally between FNB and BBI.

           (b) In the event FNB terminates this Agreement based on the occurrence of a Termination Event (as defined below), BBI shall pay to FNB a termination fee of Five Hundred Thousand Dollars ($500,000.00) in cash within five business days after written notice of such termination. For the purposes of this Agreement, a "Termination Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (i) BBI, without having received FNB's prior written consent, shall have entered into an agreement with any person to
           (A) acquire, merger or consolidate, or enter into any similar transaction, with BBI, (B) purchase, lease or otherwise acquire all or substantially all of the assets of BBI, or (C) purchase or otherwise acquire directly from BBI securities representing 20% or more of the voting power of BBI;

                 (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of BBI Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder); or

                 (iii) any person shall have made a bona fide proposal to BBI by public announcement or written communication that is or becomes the subject of public disclosure to acquire BBI by merger, shares exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of BBI vote not to approve the Agreement.

Notwithstanding the foregoing, BBI shall not be obligated to pay to FNB the termination fee described in this Section 8.4(b) in the event that at or prior to such time as such fee becomes payable (i) FNB and BBI validly terminate this Agreement pursuant to Section 8.1(a) or (ii) FNB or BBI validly terminates this Agreement pursuant to Sections 8.1(b) (other than as a result of such Termination Event), 8.1(c) (other than as a result of such Termination Event), 8.1(d) (other than as a result of such Termination Event), 8.1(e) (other than as a result of such Termination Event)), 8.1(f) (other than as a result of such Termination Event), or 8.1(g) (other than as a result of such Termination Event). Upon payment of the termination fee and any other amounts that may be due by BBI to FNB hereunder, this Agreement shall terminated as provided in Section 8.2.

           (c) If this Agreement is terminated by FNB or BBI because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such reasonable and documented costs and expenses of the other party actually incurred, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Proxy Statement.

           (d) Except for the payment of the termination fee which shall be paid as required by Section 8.4(b), final settlement with respect to the payment of other fees and expenses by the parties shall be made within thirty

(30) days after the termination of this Agreement.


                                  ARTICLE 9
                              General Provisions

     9.1 Entire Agreement. This Agreement contains the entire agreement among FNB and BBI with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

     9.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meeting of BBI shareholders and FNB shareholders referred to in Section 7.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

     9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

     9.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

     9.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or sent by recognized overnight courier service or registered or certified mail, postage prepaid, addressed as follows:

           If to FNB:

           Samuel H. Tollison, President
           FNB Corporation
           105 Arbor Drive
           P. O. Box 600
           Christiansburg, Virginia  24068
          (Tel.  540-382-6000)
          (Fax:  540-381-6768)

           Copies to:

           Peter A. Seitz, Esquire
           First National Bank
           P. O. Box 600
           Christiansburg, Virginia  24073
          (Tel.  540-382-4951)
          (Fax:  540-381-6768)

           Fred W. Palmore, III, Esquire
           Troutman Sanders LLP
           1111 East Main Street, 23rd Floor (23219)
           P. O. Box 1122
           Richmond, Virginia  23218-1122
          (Tel.  804-697-1396)
          (Fax:  804-698-5188)

           If to BBI:

           Harold K. Neal
           President and Chief Executive Officer
           Bedford Bancshares, Inc.
           125 W. Main Street
           Bedford, Virginia  24523
          (Tel:  540-586-2590)
          (Fax:  540-586-2626)

           Copy to:

           Richard Fisch, Esq.
           Malizia Spidi & Fisch, PC
           1100 New York Avenue, N.W.
           Washington, DC  20005
          (Tel.  202-434-4660)
          (Fax:  202-434-4661)

     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

     9.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to be valid and enforceable and to reflect the intended agreement of the parties hereto.

     9.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the Subsidiaries of the party making such representations, warranties, and covenants.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                    FNB Corporation


                                    By:_________________________
                                    Samuel H. Tollison
                                    President and Chief Executive Officer

ATTEST:


_________________________
Secretary


                                    Bedford Bancshares, Inc.


                                    By:_________________________
                                    President and Chief Executive Officer

ATTEST:



_________________________
Secretary

                                                                    EXHIBIT A

                                  PLAN OF MERGER
                                     BETWEEN
                             BEDFORD BANCSHARES, INC.
                                       AND
                                 FNB CORPORATION


     Pursuant to this Plan of Merger ("Plan of Merger"), Bedford Bancshares, Inc. ("BBI"), a Virginia corporation, shall merge with and into FNB Corporation ("FNB"), a Virginia corporation in a merger under Section 13.1-716 of the Virginia Stock Corporation Act.


                                  ARTICLE 1
                             Terms of the Merger

     1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of March 20, 2003, between FNB and BBI (the "Merger Agreement"), at the Effective Date, BBI shall merge with and into FNB which shall be the surviving corporation. Each outstanding share of common stock of BBI shall be converted into and exchanged for shares of the common stock of FNB and/or cash in accordance with Article 2 of this Plan of Merger pursuant to a merger under Section 13.1-716 of the Virginia Stock Corporation Act (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act. Terms not otherwise defined herein will have the meanings given to them in the Merger Agreement.

     1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation of FNB shall be the Articles of Incorporation of the surviving corporation following the Effective Date until amended or repealed. The Bylaws of FNB shall be the Bylaws of the surviving corporation following the Effective Date until amended or repealed in accordance with the terms of such Bylaws.

     1.3 Management of Surviving Corporation. Except as noted hereinafter, the directors, officers and employees of Bedford Federal will not change as a result of the Merger except that an individual selected by FNB shall be appointed to the Board of Bedford Federal. On the Effective Date, the number of Directors of FNB shall be increased by two members who shall be individuals recommended by the BBI Board and selected by FNB, at least one of whom shall be independent as such term is defined at the time of such appointment under The Marketplace Rules of The Nasdaq Stock Market, Inc., and who shall then be appointed to the Board of FNB. At the next annual meeting of shareholders of FNB, management of FNB will recommend to shareholders that the two new members be elected as members of the Board of FNB. In addition, as of the Effective Date, FNB shall enter into an Addendum to Employment Agreement for Harold K. Neal, as attached to the Merger Agreement as Exhibit 1.4(a). In addition, as of the Effective Date, FNB shall enter into an agreement with Harold K. Neal in which FNB agrees to pay Mr. Neal $50,000 each year for two years in consideration for his agreement not to compete with FNB and its affiliates for a period of two years from the Effective

Date, as provided in a Non-competition Agreement attached to the Merger Agreement as Exhibit 1.4(b).

                                  ARTICLE 2
                         Manner of Converting Shares

     2.1 Conversion of BBI Stock and Stock Options. At the Effective Date, by virtue of the Merger, each share of the common stock, par value $0.10 per share, of BBI ("BBI Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into either cash (the "Cash Consideration") or shares of common stock, par value $5.00 per share, of FNB ("FNB Common Stock"), the "Stock Consideration" (which Stock Consideration together with the Cash Consideration shall be the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected in accordance with Section 2.3 hereof.

     In the case that the Market Value of FNB Common Stock (as defined later in this Section 2.1) is equal to or more than $23.50 per share and less than or equal to $26.00 per share, the Stock Consideration will equal 0.9135 shares of FNB Common Stock for each outstanding share of BBI Common Stock and the Cash Consideration will equal to 0.9135 times the Market Value of a share of FNB Common Stock for each outstanding share of BBI Common Stock. In the case that the Market Value of FNB Common Stock is more than $26.00 per share and less than $30.00 per share, the Stock Consideration of 0.9135 shares of FNB Common Stock for each outstanding share of BBI Common Stock will be decreased by .0133625 shares of FNB Common Stock for each $0.50 increase in Market Value between $26.00 per share and $30.00 per share and the Cash Consideration will be adjusted accordingly. In the case that the Market Value of FNB Common Stock is equal to or greater than $30.00 per share and equal to or less than $32.50 per share, the Stock Consideration will equal
0.8066 shares of FNB Common Stock for each outstanding share of BBI Common Stock and the Cash Consideration will equal 0.8066 times the Market Value of a share of FNB Common Stock for each outstanding share of BBI Common Stock.

     The Market Value of FNB Common Stock will be the average of the last reported sales prices per share of FNB Common Stock as reported on the NASDAQ Exchange Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by FNB) for the thirty consecutive full trading days on such exchange (even if FNB Common Stock does not trade in each such day) ending at the close of trading on the tenth calendar day before the Effective Date (the "Market Value" and the "Measurement Period"). The ratio of shares of FNB's Common Stock that will be exchanged for each outstanding share of BBI Common Stock shall be referred to herein as the "Exchange Ratio" and shall be rounded to the nearest hundredth decimal point.

     2.2 Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of BBI in the Merger shall not be less than twenty percent (20%) of the aggregate value of the Merger Consideration (the "Cash Amount"); provided that FNB shall have the option to change the Cash Number and the Stock Number to more closely follow the actual elections of BBI shareholders pursuant to this Article 2, so long as such modification to the Cash Number and the Stock Number does not prevent the condition set forth in Section 7.1(d) of the Merger Agreement from being satisfied and in no event shall the number of shares of FNB Common Stock issued to BBI shareholder be less than 1,301,122 nor more than 1,473,562 shares subject to further adjustment to the extent the number of shares of BBI Common Stock shall increase as a result of the exercise of BBI Options to acquire BBI Common Stock prior to the Effective Date as permitted by Section 6.1 of the Merger Agreement and for the effect of any share adjustments to the extent that shares of FNB Common Stock are utilized by the Bedford Federal ESOP trust to repay the Bedford Federal ESOP loan on or after the Effective Date. As used in this Plan of Merger, the Cash Number shall mean the aggregate number of shares of BBI Common Stock to be converted into the right to receive the Cash Consideration in the Merger, which shall be equal to the Cash Amount divided by the applicable Cash Consideration per share of BBI Common Stock. The number of shares of BBI Common Stock to be converted into the right to receive Stock Consideration (the "Stock Number") will be equal to (i) the number of shares of BBI Common Stock issued and outstanding immediately prior to the Effective Date of the Merger less
(ii) the sum of (A) the Cash Number and (B) the aggregate number of shares of BBI Common Stock to be exchanged for cash pursuant to Section 3.3.

     2.3 Election. Subject to allocation in accordance with the provisions of this Article, each record holder of shares of BBI Common Stock issued and outstanding immediately prior to the Election Deadline (as defined in Section 3.1(i)) will be entitled, in accordance with Section 3.1, (i) to elect to receive in respect of shares held in such manner (A) Cash Consideration (a "Cash Election") or (B) Stock Consideration (a "Stock Election") on a share-by-share basis, thus, making an election for all Cash Consideration, all Stock Consideration, or a mixture thereof or (ii) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for all such shares held by such holder (a "Non-Election"). Shares of BBI Common Stock in respect of which a Non-Election is made or as to which no election is made (collectively, "Non-Election Shares") shall be deemed by the Exchange Agent (as defined in Section 3.1(i)) to be shares in respect of which Cash Elections or Stock Elections have been made, as the Exchange Agent, as directed by FNB, shall determine. Holders of record of shares of BBI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election (as hereinafter defined), provided that each such Form of Election covers all the shares of BBI Common Stock held by that Representative for a particular beneficial owner.

     2.4 Allocation of Cash Election Shares. In the event that the aggregate number of shares in respect of which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Number, all shares of BBI Common Stock in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), and Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

                 (i) the number of Cash Election Shares covered by each Form of Election (as defined in Section 3.1(i)) to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number and (B) the denominator of which is the aggregate number of Cash Election Shares rounded down to the nearest whole number; and

                 (ii) all Cash Election Shares not converted into Cash Consideration in accordance with Section 2.4(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

Provided, however, that cash in lieu of fractional interests and cash to be paid in connection with rights of dissenting shareholders, as provided in Sections 3.3 and 3.5, respectively, shall not be included in any determination of whether this Section 2.4 shall be given effect.

     2.5 Allocation of Stock Election Shares. In the event that the aggregate number of Stock Election Shares exceeds the Stock Number, all Cash Election Shares and all Non-Election Shares (together, the " Cash Shares") will be converted into the right to receive Cash Consideration, and all Stock Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

                 (i) the number of Stock Election Shares covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number less the number of Cash Shares and (B) the denominator of which is the aggregate number of Stock Election Shares, rounded down to the nearest whole number, provided that in no event shall the maximum number of shares to be issued by FNB pursuant to which a Stock Election is made exceed 1,473,562 shares and in no event shall the minimum number of shares to be issued by FNB pursuant to which a Stock Election is made be less than 1,301,122 shares, subject to further adjustment to the extent the number of shares of BBI Common Stock shall increase as a result of the exercise of BBI Options to acquire BBI Common Stock prior to the Effective Date as permitted by Section 6.1 of the Merger Agreement and for the effect of any share adjustments to the extent that shares of FNB Common Stock are utilized by the Bedford Federal ESOP trust to repay the Bedford Federal ESOP loan on or after the Effective Date; and

                 (ii) all Stock Election Shares not converted into Cash Consideration in accordance with Section 2.5(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.6   No Allocation.  In the event that neither Section 2.4 nor Section
2.5 is applicable, all Cash Election Shares will be converted into the right to receive Cash Consideration, all Stock Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) and Non-Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) as the Exchange Agent, as directed by FNB, shall determine.

     2.7 Computations. The Exchange Agent will make all computations to give effect to this Article 2.

     2.8 Cancellation of Shares. As of the Effective Date of the Merger, all such shares of BBI Common Stock will no longer be outstanding and automatically be cancelled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of BBI Common Stock (a "BBI Certificate") will cease to have any rights with respect thereto, except the right to receive Merger Consideration and any additional cash in lieu of fractional shares of FNB Common Stock to be issued or paid in consideration therefor upon surrender of such BBI Certificate in accordance with Article 3, without interest, subject to rights of dissenting shareholders as provided under Section 3.5.

                                  ARTICLE 3
                              Manner of Exchange

     3.1   Exchange Procedures.

                 (i) Not more than 5 days after the Merger has been approved by the shareholders of FNB and BBI (the "Mailing Date"), Registrar and Transfer Company, Cranford, New Jersey, as the exchange agent
          (the "Exchange Agent"), will mail a form of election (the "Form of
           Election") to each shareholder of record of BBI as of a record date as close as practicable to the date of mailing and mutually agreed to by BBI and FNB. In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of BBI during the period between such record date and the Effective Date. Any election to receive Merger Consideration will have been properly made only if the Exchange Agent shall have received on the thirtieth (30th) business day immediately after the Mailing Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a BBI Certificate ("Certificate(s)") for the shares to which such Form of Election relates, acceptable for transfer on the books of BBI (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m. on the Election Deadline. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent.

                 (ii) As soon as reasonably practicable after the Effective Date, but in no event later than five (5) calendar days thereafter, the Exchange Agent will mail to each holder of record of a Certificate, whose shares of BBI Common Stock were converted into the right to receive Merger Consideration and those who failed to return a properly completed Form of Election, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as the Exchange Agent may specify consistent with this Agreement) and
          (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

                 (iii) With respect to properly made elections in accordance with Section 3.1(i), and upon surrender in accordance with Section 3.1(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Article 2, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of BBI, as the case may be, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of FNB that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1, each Certificate will be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of Article 2.

     3.2 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of BBI Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BBI Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.3. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of BBI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of BBI Common Stock to which such holder is entitled pursuant to Section 3.3, and (ii) the amount of dividends or other distributions, if any, with a record date after the Effective Date.

     3.3 No Fractional Securities. No FNB Certificates or scrip representing fractional shares of FNB Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of FNB Common Stock. A holder of Shares converted in the Merger who would otherwise have been entitled to a fractional share of FNB Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the equivalent exchange value of FNB Common Stock in the Merger.

     3.4 Certain Adjustments. If, after the date hereof and on or prior to the Effective Date, the outstanding shares of BBI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of BBI Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     3.5 Rights of Dissenting Shareholders. Shareholders of FNB and BBI who object to the Merger will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.
                                  ARTICLE 4
                         Treatment of Stock Options

     4.1 Conversion of Stock Options. BBI agrees to use its best efforts and to exercise all of its discretionary powers, as well as to cause the "Committee" under its 1994 Stock Option Plan, to prevent the exercise of any stock options outstanding on or after the date of the Merger Agreement (other than incentive stock options described in Section 422 of the IRC) and to cash out all unexercised outstanding stock options pursuant to Section 13(b) of the 1994 Stock Option Plan no later than the Effective Date. On the Effective Date, all rights with respect to BBI Common Stock pursuant to stock options ("BBI Options") granted by BBI in compliance with the Merger Agreement under a BBI stock option plan which are outstanding on the Effective Date, whether or not they are exercisable, shall be exchanged for cash paid by BBI on the Effective Date in an amount by which the applicable Cash Consideration per share of BBI Common Stock (determined in accordance with Section 2.1) exceeds the BBI Option exercise price.


                                  ARTICLE 5
                                 Termination

     5.1 Termination. This Plan of Merger may be amended or terminated prior to the Effective Date as provided in the Merger Agreement, subject to the provisions of the Virginia Stock Corporation Act.

                                                                    EXHIBIT B

                             AFFILIATE AGREEMENT


     THIS AFFILIATE AGREEMENT (the "Agreement") dated as of March 20, 2003, between FNB CORPORATION, a Virginia corporation ("FNB") and each of the individuals listed on Schedule A attached hereto (collectively, the "BBI Stockholders").

     WHEREAS, FNB and BEDFORD BANCSHARES, INC. ("BBI") have entered into an Agreement and Plan of Merger, dated as of March 20, 2003, and a related Plan of Merger (collectively, the "Affiliation Agreement") pursuant to which BBI shall merge with and into FNB (the "Affiliation");

     WHEREAS, each of the BBI Stockholders is the beneficial and registered owner of, and has or shares the right to vote and dispose of, the number of shares of common stock, without par value, of BBI ("BBI Common Stock") set forth opposite such BBI Stockholder's name on Schedule A hereto, excluding shares held in a fiduciary capacity, (the "Shares") and has rights by option or otherwise to acquire additional shares of BBI Common Stock also set forth opposite such BBI Stockholder's name on Schedule A hereto;

     WHEREAS, the Shares amount to an aggregate of __________ shares of BBI Common Stock, which constitute as of this date approximately __________ percent of the issued and outstanding shares of BBI Common Stock; and

     WHEREAS, as a condition and inducement to entering into the Affiliation Agreement, FNB has requested that the BBI Stockholders agree, and the BBI Stockholders have agreed, to support the Affiliation.

     NOW, THEREFORE, to induce FNB to enter into the Affiliation Agreement and in consideration of mutual covenants, representations, warranties, and agreements set forth herein and in the Affiliation Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Agreement to Vote. At such time as BBI conducts a meeting of its stockholders, including any adjournments thereof, to approve the Affiliation Agreement, each BBI Stockholder shall vote or cause to be voted all of such BBI Stockholder's Shares in favor of the Affiliation Agreement, unless FNB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Affiliation Agreement or the Affiliation Agreement provides otherwise.

     2. Agreement to Cooperative. In addition to the specific matters provided for elsewhere herein, each BBI Stockholder shall take all reasonable action requested by FNB and BBI to facilitate the consummation of the Affiliation and the transactions contemplated by the Affiliation Agreement.

     3. Securities Act of 1933. No BBI Stockholder shall sell, transfer or otherwise dispose of the shares of common stock, par value $5.00 per share, of FNB ("FNB Common Stock") such BBI Stockholder will receive in connection with the Affiliation, unless such sale, transfer or disposition is in compliance with Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.


     4. Covenants of BBI Stockholders. Each of the BBI Stockholders, severally and not jointly, covenants as follows:

     (a) Restrictions on Transfer. During the term of this Agreement and except as agreed to by FNB, such BBI Stockholder shall not pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares owned by him or her and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting his or her shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of the Shares owned by such BBI Stockholder.

     (b) Other Acquisition Proposals. Until the earlier of (i) the consummation of the Affiliation or (ii) the termination of the Affiliation Agreement in accordance with its terms, the BBI Stockholder will not, directly or indirectly:

           (x) vote any Shares, or cause or permit any of the Shares to be voted, in favor of any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving BBI that would have the effect of any person, other than FNB, acquiring control over BBI or any substantial portion of the assets of BBI, except as otherwise provided in the Affiliation Agreement. As used herein, the term "control" means (1) the ability to direct the voting of 10 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or (2) the ability to direct the management and policies of a person whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

           (y) sell or otherwise transfer any of the Shares or cause or permit any of the Shares to be sold or otherwise transferred
     (i) pursuant to any tender offer, exchange offer or similar proposal made by any person other than FNB or an affiliate of FNB, (ii) to any person known by such BBI Stockholder to be seeking to obtain control of BBI or any substantial portion of the assets of BBI or to any other person (other than FNB or an affiliate of FNB) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control or (iii) for the principal purpose of avoiding the obligations of such BBI Stockholder under this Agreement.

     (c)   Additional Shares.  The provisions of Section 1 and Subparagraph
(a) above shall apply to all Shares currently owned and hereafter acquired by each of the BBI Stockholders, except for shares held or acquired in a fiduciary capacity.

     5. Capacity Only as a BBI Stockholder. It is understood and agreed that this Agreement relates solely to the capacity of such BBI Stockholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect the exercise by such BBI Stockholder of his or her responsibilities as a director or officer of BBI. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the BBI Stockholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the BBI

Stockholder of his or her fiduciary responsibility in respect of any such securities.

     6. Termination. This Agreement shall terminate upon the earlier of the termination of the Affiliation Agreement, or one year following the effective date of the Affiliation. In the event of the termination of this Agreement, there shall be no liability or obligation thereunder on the part of each BBI Stockholder, or BBI, or FNB or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement prior to such termination.

     7. Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity and that each party waives the posting of any bond or security in connection with any proceeding related thereto.

     8. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

     9. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

     10. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by FNB, in accordance with the Affiliation Agreement.

     11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, FNB and the BBI Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                         FNB CORPORATION



                                         By: _________________________




                              BBI STOCKHOLDERS



____________________________________      __________________________________



____________________________________      __________________________________



____________________________________      __________________________________



____________________________________      __________________________________



____________________________________      __________________________________



____________________________________      __________________________________

                                                                    EXHIBIT C

                      CERTIFICATE OF THE DIRECTORS OF
                        BEDFORD BANCSHARES, INC. AND
                        BEDFORD FEDERAL SAVINGS BANK


     Reference is made to the Agreement and Plan of Merger, dated as of March 20, 2003 (the "Agreement"), among Bedford Bancshares, Inc. ("BBI") and FNB Corporation. Capitalized terms used herein have the meanings given to them in the Agreement.

     Each of the following persons, being all of the directors of BBI and Bedford Federal Savings Bank, express their intention to vote or cause to be voted all shares of BBI common stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.



______________________________            ______________________________



______________________________            ______________________________



______________________________            ______________________________



______________________________            ______________________________



______________________________            ______________________________



______________________________

                      CERTIFICATE OF THE DIRECTORS OF
                             FNB CORPORATION



     Reference is made to the Agreement and Plan of Merger, dated as of March 20, 2003 (the "Agreement"), among Bedford Bancshares, Inc. and FNB Corporation ("FNB"). Capitalized terms used herein have the meanings given to them in the Agreement.

     Each of the following persons, being all of the directors of FNB, express their intention to vote or cause to be voted all shares of FNB common stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.



______________________________            ______________________________



______________________________            ______________________________



______________________________            ______________________________



______________________________            ______________________________



______________________________            ______________________________



______________________________